Exhibit 99.2

Title	High prevalence of low normal or overtly hypogonadal levels of testosterone observed in histologically established NASH subjects in LiFT Study
Category	NAFLD: Therapy
Submitter	Dr. Kilyoung Kim
Speaker	Dr. Benjamin Bruno, Lipocine Inc, Clinical Affairs, Salt Lake City, United States
Corresponding author	Dr. Kilyoung Kim [2]
Authors	Dr. Benjamin Bruno [1]
Dr. Kongnara Papangkorn [2]
Dr. Nachiappan Chidambaram [2]
Dr. Mahesh Patel [3]
Prof. Dr. Anthony DelConte [4]
Prof. Arun Sanyal [5]

[1] Lipocine Inc, Clinical Affairs, Salt Lake City, United States
[2] Lipocine Inc, Product Development, Salt Lake City, United States
[3] Lipocine Inc, Salt Lake City, United States
[4] Saint Joseph's University, Philadelphia, United States
[5] Virginia Commonwealth University, Internal Medicine, Richmond, United States

Background and Aims: Nonalcoholic Steatohepatitis (NASH) is an advanced state of non-alcoholic fatty liver disease (“NAFLD”) and can progress to fibrotic or cirrhotic liver and eventually hepatocellular carcinoma/liver cancer. About three to eight percent among nonalcoholic fatty liver (NAFL) population (30-40% of US population) progress to NASH. There is no FDA approved drug for NAFLD/NASH. Both estrogen and androgen receptors are expressed in the liver and influence hepatic metabolism and other pathways relevant to NASH. Moreover, a study of liver disease in men undergoing androgen deprivation therapy (ADT) suggests patients receiving ADT were significantly more likely to develop NAFLD. A previous single-arm study revealed that NAFL is highly prevalent in hypogonadal males (~66%). Furthermore, there is significant overlap in co-morbidities associated with NASH and hypogonadism in adult males. Currently, LPCN 1144 is being investigated for safety and efficacy in a phase 2 LiFT ("Liver Fat intervention with oral Testosterone") study (NCT04134091). Here, we report prevalence of hypogonadism and low testosterone (T) levels in the LiFT study.

Method: LiFT is a randomized, double-blind, placebo-controlled, multi-center, three-arm, 36-week study. 183 adult male subjects had biopsies in screening, and 56 biopsy-confirmed NASH subjects were randomized. Baseline data were analyzed to identify the prevalence of hypogonadism and low testosterone levels (using LC-MS/MS) in the study.

Results: 181 suspected NASH male subjects underwent biopsy and had either T measured or a historical diagnosis of hypogonadism. Over two thirds (128 of 181) of these subjects had total T levels <300 ng/dL (lower limit of normal) or history of hypogonadism, and 81% had low-normal T levels, <400 ng/dL. Of the 56 randomized subjects with histologically established NASH, 63% (35/56) had total T levels <300 ng/dL or history of hypogonadism, and 84% had T levels <400 ng/dL. Independently, mean T levels were 315 ng/dL for all biopsied subjects, and the randomized NASH subjects. 46% (16/35) of the hypogonadal, biopsy-confirmed NASH subjects had no prior diagnosis of hypogonadism despite having mean T levels < 300 ng/dL (211±70 ng/dL).

Conclusion: The LiFT study demonstrates a high prevalence of low-normal or overtly hypogonadal levels of T in biopsied patients with suspected or established NASH. A significant portion of NASH subjects may have undiagnosed hypogonadism or low T. Apparently, male adult NASH patients are likely to have compromised androgen signaling with possible associated symptoms of androgen deficiency such as sarcopenia, skeletal fragility, sexual/mood disorder, and/or anemia. Men with NAFLD/NASH should be routinely screened for hypogonadism and vice versa. The effect of oral T therapy on NASH is under investigation in the ongoing LiFT trial.